Exhibit 99.1
Human Nutrition & Health | Animal Nutrition & Health Specialty Products | Industrial Products

Balchem Corporation Reports Third Quarter Sales of $158.6 Million, GAAP EPS of $0.64 and Adjusted EPS of $0.81

New Hampton, NY, November 5, 2019 - Balchem Corporation (NASDAQ: BCPC) today reported for the third quarter 2019 net earnings of $20.7 million, compared to net earnings of $19.2 million for the third quarter 2018. Third quarter adjusted net earnings(a) were $26.3 million, compared to $23.7 million in the prior year quarter. Third quarter adjusted EBITDA(a) was $40.4 million, compared to $38.4 million in the prior year quarter.

Third Quarter 2019 Financial Highlights:

•	Third quarter net sales of $158.6 million, an increase of $3.6 million, or 2.3%, compared to the prior year quarter.

•	Year over year quarterly sales growth in three of the four segments, with record third quarter sales in Human Nutrition and Health and Specialty Products.

•	Third quarter GAAP net earnings were $20.7 million, an increase of $1.5 million, or 7.6% from the prior year. These net earnings resulted in GAAP earnings per share of $0.64.

•	Quarterly adjusted net earnings of $26.3 million increased $2.7 million or 11.2% from the prior year, resulting in adjusted earnings per share(a) of $0.81.

•	Third quarter adjusted EBITDA was $40.4 million, an increase of $1.9 million, or 5.0%, from the prior year.

•
Strong quarterly cash flows from operations were $42.7 million for the third quarter 2019, an increase of 31.4% from the prior year, with quarterly free cash flow(a) of $35.8 million, an increase of 32.7% from the prior year.

Recent Highlights:

•
In September, Balchem’s Board of Directors elected Ms. Joyce Lee to fill a vacancy on the Board. Ms. Lee currently serves as the President of North America for Bayer Animal Health. From 2013 to 2017, Ms. Lee was Executive Vice President and Area President of Canada and Latin America at Zoetis Inc., a global leader in animal health medicines, vaccines and diagnostic products. Prior to Zoetis, Ms. Lee held various senior leadership positions at Pfizer. Ms. Lee brings important Animal Health knowledge to the Balchem board, along with broad business acumen and international expertise and she will serve on the Audit Committee of the Board.

•	On September 6, 2019, we divested our Reading, PA plant, and its associated business dealings, resulting in no gain or loss on the sale of this non-core asset.

•
We repurchased approximately 230 thousand shares at an average cost of $88.58 as part of our existing stock repurchase program. This both offset dilution associated with our equity incentive plan and provided a return of capital to our shareholders.

Ted Harris, Chairman, President, and CEO of Balchem said, “Our results in the third quarter reflected sales growth in three of our four segments, improved margins, solid net earnings growth, and strong cash conversion. Record third quarter sales for Human Nutrition and Health and Specialty Products, and continued improvement in Animal Nutrition and Health, were significantly offset by lower Industrial Products sales to the oil and gas fracking market.”

Mr. Harris added, “The particularly strong third quarter cash flows allowed us to reduce revolver borrowings, while also completing a modest dilution reducing stock repurchase program, further strengthening our balance sheet and reducing our overall leverage ratio on a net debt basis to approximately 1.0.”

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended September 30, 2019 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$158,595	$155,043	$477,178	$480,140
Gross margin	54,008	48,002	157,021	152,927
Operating expenses	27,978	22,479	78,109	73,061
Earnings from operations	26,030	25,523	78,912	79,866
Other expense	1,594	1,994	4,802	6,099
Earnings before income tax expense	24,436	23,529	74,110	73,767
Income tax expense	3,760	4,315	14,822	15,528
Net earnings	$20,676	$19,214	$59,288	$58,239

Diluted net earnings per common share	$0.64	$0.59	$1.82	$1.79

Adjusted EBITDA(a)	$40,367	$38,438	$120,026	$119,708
Adjusted net earnings(a)	$26,309	$23,653	$75,285	$72,601
Adjusted net earnings per common share(a)	$0.81	$0.73	$2.32	$2.24

Shares used in the calculations of diluted and adjusted net earnings per common share	32,455	32,565	32,514	32,452

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Third Quarter of 2019:
The Human Nutrition & Health segment generated third quarter sales of $86.1 million, an increase of $0.3 million or 0.3% compared to the prior year quarter. The increase was primarily driven by higher sales within our Human Nutrition & Pharma business, partially offset by lower Cereal Systems volumes. Quarterly earnings from operations for this segment of $13.2 million increased $0.1 million or 0.7% compared to $13.1 million in the prior year quarter, primarily due to the aforementioned higher sales and mix, partially offset by higher operating expenses resulting from the prior year benefiting from the timing of an insurance recovery. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the third quarter of 2019 and 2018 of $4.8 million and $5.4 million, respectively, adjusted earnings from operations(a) for this segment were $18.0 million, compared to $18.5 million in the prior year quarter.
The Animal Nutrition & Health segment generated quarterly sales of $42.3 million, an increase of $1.9 million or 4.6% compared to the prior year quarter. The increase was primarily the result of higher volumes in both the ruminant species and monogastric species markets. Third quarter earnings from operations for this segment of $6.1 million were up from the prior year comparable quarter of $5.1 million, primarily due to the aforementioned higher sales of ruminant animal feed market products and certain lower raw material costs, partially offset by lower margins in the European monogastric business as a result of increased competitive activity. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the third quarter of 2019 and 2018 of $0.2 million and $0.1 million respectively, adjusted earnings from operations for this segment were $6.3 million, compared to $5.2 million in the prior year quarter.
The Specialty Products segment generated third quarter sales of $24.9 million, an increase of $7.3 million or 41.2% compared to the prior year quarter, primarily due to higher sales of ethylene oxide for the medical device sterilization market due to both the contribution of Chemogas and higher legacy product sales, partially offset by lower volumes in the plant nutrition business. Third quarter earnings from operations for this segment were $6.7 million, versus $5.8 million in the prior year comparable quarter, an increase of $0.9 million or 16.2%, primarily due to the aforementioned higher sales, partially offset by mix and higher operating expenses due to the acquisition of Chemogas. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the third quarter of 2019 and 2018 of $1.7 million and $0.7 million, respectively, adjusted earnings from operations for this segment were $8.4 million, compared to $6.5 million in the prior year quarter.

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Balchem Corporation (NASDAQ:BCPC)

The Industrial Products segment sales of $5.3 million decreased $5.8 million or 52.5% from the prior year comparable quarter, primarily due to reduced sales volumes of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $0.8 million, a decrease of $0.9 million or 51.9% compared with the prior year comparable quarter, primarily due to the aforementioned lower sales volumes.
Consolidated gross margin for the quarter ended September 30, 2019 of $54.0 million increased by $6.0 million or 12.5%, compared to $48.0 million for the prior year comparable period. Gross margin as a percentage of sales was 34.1% as compared to 31.0% in the prior year period, an increase of 310 basis points. The increase was primarily due to mix and certain lower raw material costs, partially offset by lower margins in the European monogastric business within the Animal Nutrition and Health segment. Operating expenses of $28.0 million for the quarter increased $5.5 million from the prior year comparable quarter, primarily due to incremental operating expenses related to the Chemogas acquisition and the prior year benefiting from the timing of an insurance recovery. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.1 million, operating expenses were $21.8 million, or 13.8% of sales.
Interest expense was $1.7 million in the third quarter of 2019. Our effective tax rates for the three months ended September 30, 2019 and 2018 were 15.4% and 18.3%, respectively. The decrease in the effective tax rate from the prior year is primarily due to discrete items, in particular related to research and development activities.
For the quarter ended September 30, 2019, strong cash flows provided by operating activities were $42.7 million, and free cash flow was $35.8 million. The $167.9 million of net working capital on September 30, 2019 included a cash balance of $59.4 million, which reflects a third quarter 2019 reduction of revolving debt of $10.0 million, stock repurchases of $20.6 million, and capital expenditures and intangible assets acquired of $6.9 million. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.
Ted Harris said, “We are pleased with the sales and net earnings growth as well as the strong cash flows delivered in the quarter, particularly in light of the macro economic challenges we have been facing, principally in our Industrial Products segment.”
Mr. Harris went on to add, “In addition, the Chemogas integration is progressing nicely, with synergies starting to be realized, and is on track to meet our expectations. The further improvement in our balance sheet over the course of the quarter provides financial strength as we continue to progress our strategic organic growth initiatives and seek value-creating acquisitions.”
Quarterly Conference Call
A quarterly conference call will be held on Tuesday, November 5, 2019, at 11:00 AM Eastern Time (ET) to review third quarter 2019 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Tuesday, November 19, 2019. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13695727.
Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2018. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Human Nutrition & Health	$86,142	$85,890	$257,163	$253,966
Animal Nutrition & Health	42,286	40,410	129,127	128,587
Specialty Products	24,888	17,629	68,219	58,233
Industrial Products	5,279	11,114	22,669	39,354
Total	$158,595	$155,043	$477,178	$480,140

Business Segment Earnings Before Income Taxes:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Human Nutrition & Health	$13,193	$13,107	$39,234	$35,724
Animal Nutrition & Health	6,122	5,100	16,423	19,607
Specialty Products	6,699	5,767	22,275	19,476
Industrial Products	842	1,751	3,390	6,843
Transaction and integration costs, ERP implementation costs, and unallocated legal fees	(688)	(202)	(2,253)	(1,784)
Unallocated amortization expense	(138)	—	(157)	—
Interest and other expense	(1,594)	(1,994)	(4,802)	(6,099)
Total	$24,436	$23,529	$74,110	$73,767

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items	September 30,	December 31,
	2019	2018
Cash and Cash Equivalents	$59,404	$54,268
Accounts Receivable, net	93,995	99,545
Inventories	73,830	67,187
Other Current Assets	12,720	5,314
Total Current Assets	239,949	226,314

Property, Plant & Equipment, net	200,805	190,919
Goodwill	504,094	447,995
Intangible Assets with Finite Lives, net	134,397	109,405
Right of Use Assets	6,601	—
Derivative Assets	2,171	—
Other Assets	8,611	6,722
Total Assets	$1,096,628	$981,355

Current Liabilities	$72,023	$82,056
Revolving Loan	218,569	156,000
Deferred Income Taxes	57,008	44,309
Derivative Liabilities	2,475	—
Long-Term Obligations	12,967	7,372
Total Liabilities	363,042	289,737

Stockholders' Equity	733,586	691,618

Total Liabilities and Stockholders' Equity	$1,096,628	$981,355

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Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net earnings	$59,288	$58,239
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	33,485	33,460
Stock compensation expense	5,717	5,208
Other adjustments	(2,387)	(1,708)
Changes in assets and liabilities	(4,609)	(16,014)
Net cash provided by operating activities	91,494	79,185

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(94,690)	(17,399)
Capital expenditures and intangible assets acquired	(21,669)	(13,691)
Proceeds from insurance, sale of assets, and sale of business	14,250	4,741
Purchase of convertible note	(1,000)	—
Net cash used in investing activities	(103,109)	(26,349)

Cash flows from financing activities:
Proceeds from revolving loan	123,569	210,750
Principal payments on long-term and revolving debt	(61,000)	(252,250)
Principal payments on acquired debt	(12,222)	(19)
Proceeds from stock options exercised	3,734	8,133
Dividends paid	(15,135)	(13,428)
Purchase of treasury stock	(21,321)	(1,223)
Other	—	(1,374)
Net cash provided by (used in) financing activities	17,625	(49,411)

Effect of exchange rate changes on cash	(874)	(1,170)

Increase in cash and cash equivalents	5,136	2,255

Cash and cash equivalents, beginning of period	54,268	40,416
Cash and cash equivalents, end of period	$59,404	$42,671

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Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees and the fair valuation of acquired inventory. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of adjusted gross margin
GAAP gross margin	$54,008	$48,002	$157,021	$152,927
Amortization of intangible assets (1)	616	765	2,011	2,362
Adjusted gross margin	$54,624	$48,767	$159,032	$155,289

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$26,030	$25,523	$78,912	$79,866
Amortization of intangible assets (1)	6,753	6,208	18,723	18,680
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (2)	688	202	2,253	1,784
Adjusted earnings from operations	$33,471	$31,933	$99,888	$100,330

Reconciliation of adjusted net earnings
GAAP net earnings	$20,676	$19,214	$59,288	$58,239
Amortization of intangible assets (1)	6,823	6,278	18,935	19,290
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (2)	688	202	2,253	1,784
Income tax adjustment (3)	(1,878)	(2,041)	(5,191)	(6,712)
Adjusted net earnings	$26,309	$23,653	$75,285	$72,601

Adjusted net earnings per common share - diluted	$0.81	$0.73	$2.32	$2.24

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Balchem Corporation (NASDAQ:BCPC)

(1) Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(2) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(3) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2019 and 2018.

Table 2
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income - as reported	$20,676	$19,214	$59,288	$58,239
Add back:
Provision for income taxes	3,760	4,315	14,822	15,528
Other expense	1,594	1,994	4,802	6,099
Depreciation and amortization	11,683	10,964	33,273	32,850
EBITDA	37,713	36,487	112,185	112,716
Add back certain items:
Non-cash compensation expense related to equity awards	1,966	1,749	5,588	5,208
Transaction and integration costs, ERP implementation costs, and unallocated legal fees	688	202	2,253	1,784
Adjusted EBITDA	$40,367	$38,438	$120,026	$119,708

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Balchem Corporation (NASDAQ:BCPC)

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the nine months ended September 30, 2019 and 2018.

Table 3
(unaudited)

	Nine Months Ended September 30,
	2019	Effective Tax Rate	2018	Effective Tax Rate
GAAP Income Tax Expense	$14,822	20.0%	$15,528	21.1%
Impact of ASU 2016-09 adoption(4)	741		1,770
Adjusted Income Tax Expense	$15,563	21.0%	$17,298	23.4%

(4) Impact of ASU 2016-09 adoption: In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three and nine months ended September 30, 2019 and 2018, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2019 and 2018.

Table 4
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$42,682	$32,489	$91,494	$79,185
Capital expenditures and capitalized ERP implementation costs	(6,927)	(5,553)	(21,615)	(13,253)
Free cash flow	$35,755	$26,936	$69,879	$65,932

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